Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-161983

Prospectus Supplement No. 3 dated May 24, 2010
(to Prospectus dated December 8, 2009)

2,109,192

Common Shares

A-Power Energy Generation Systems, Ltd.

This Prospectus Supplement No. 3 amends and supplements the prospectus dated December 8, 2009, or the Prospectus, which forms a part of our Registration Statement on Form F-3 (Registration Statement No. 333-161983). This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 dated January 13, 2010, or Prospectus Supplement No. 1, and Prospectus Supplement No. 2 dated March 2, 2010, or Prospectus Supplement No. 2. If there is any inconsistency among the information in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement amends and restates in its entirety the table and accompanying footnotes appearing under the heading “Selling Shareholders” in Prospectus Supplement No. 2.

The date of this prospectus supplement is May 24, 2010.

SELLING SHAREHOLDERS

The information appearing in the table and accompanying footnotes under the heading “Selling Shareholders” of the Prospectus is amended and restated in its entirety by the table and accompanying footnotes below.

	Common Shares Owned Prior to Offering			Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(1)	Common Shares Owned After Offering
Name of Selling Shareholder	Number		Percent		Number	Percent
Hudson Bay Fund LP(2)	665,403	(3)	1.46%	131,992	563,871	1.24%
Hudson Bay Overseas Fund Ltd.(4)	2,313,243	(5)	4.99%	601,297	2,221,257	4.81%
Capital Ventures International(6)	1,232,228	(7)	2.68%	244,430	1,044,205	2.28%
RCG PB, Ltd(8)	820,141	(9)	1.78%	342,202	556,909	1.21%
Ramius Navigation Master Fund Ltd(10)	483,683	(11)	1.06%	146,658	370,869	*%
Iroquois Master Fund Ltd.(12)	539,799	(13)	1.18%	642,613	10,000	*%
Total	6,054,497		13.15%	2,109,192	4,767,111	9.54%

*	Less than 1%.
(1)	This number is calculated as the sum of (a) the number of shares issued upon conversion of the convertible notes and (b) 130% of the number of shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009.
(2)	Sander Gerber shares voting and investment power over these securities with Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Fund LP (the “Investment Manager”). Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP. The address for Hudson Bay Fund LP is 120 Broadway, 40th Floor, New York, New York 10271.
(3)	This number of common shares includes (i) 101,532 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009, without regard to any limitations on exercises of the warrants, (ii) 375,914 shares issued in our private placement conducted on January 21, 2010, and (iii) 136,615 shares issuable upon exercise of the Series A Warrants and 51,342 shares issuable upon exercise of Series B Warrants issued in our private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(4)	Sander Gerber shares voting and investment power over these securities with the Investment Manager. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd. The address for Hudson Bay Overseas Fund Ltd. is 120 Broadway, 40th Floor, New York, New York 10271.
(5)	This number of common shares includes (i) 462,536 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009, without regard to any limitations on exercises of the warrants, (ii) 206,700 shares issuable upon exercise of certain options, which Hudson Bay has advised the Company it has acquired in open market transactions, (iii) 1,158,309 shares issued in our private placement conducted on January 21, 2010, and (iv) 485,698 shares issuable upon exercise of the Series A Warrants and/or Series B Warrants issued in our private placement conducted on January 21, 2010. Hudson Bay Overseas Fund Ltd. does not have the right to exercise the Series A Warrants and Series B Warrants to the extent that after giving effect to such exercise Hudson Bay Overseas Fund Ltd. would beneficially own in excess of 4.99% of the common shares outstanding immediately after giving effect to such exercise. Accordingly, this number does not include 370,550 shares issuable upon exercise of the Series A Warrants and/or the Series B Warrants. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(6)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address for Capital Ventures International is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(7)	This number of common shares includes (i) 188,023 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009, without regard to any limitations on exercises of the warrants, (ii) 696,136 shares issued in our recent private placement conducted on January 21, 2010, and (iii) 252,991 shares issuable upon exercise of Series A Warrants and 95,078 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(8)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of RCG PB, Ltd (“RCG PB”) and consequently has voting control and investment discretion over securities held by RCG PB. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and share voting and investment power over these securities. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. The address for RCG PB, Ltd is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, NY 10022.
(9)	This number of common shares includes (i) 263,232 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009, originally issued to RCG PB, Ltd, subsequently assigned to Ramius Navigation Master Fund Ltd and subsequently assigned to RCG PB, Ltd, without regard to any limitations on exercises of the warrants, and (ii) 404,785 shares issuable upon exercise of Series A Warrants and 152,124 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010 originally issued to Ramius Navigation Master Fund Ltd and subsequently assigned to RCG PB, Ltd. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(10)	Ramius Enterprise Master Fund Ltd (“Ramius Enterprise”) is the sole shareholder of Ramius Navigation Master Fund Ltd (“Ramius Navigation”) and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Navigation. Ramius Enterprise disclaims beneficial ownership of these securities. Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of Ramius Navigation and Ramius Enterprise and consequently has voting control and investment discretion over securities held by Ramius Navigation . Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and share voting and investment power over these securities. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. The address for Ramius Navigation Master Fund Ltd is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, NY 10022.

(11)	This number of common shares includes (i) 112,814 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009 originally issued to Ramius Enterprise Master Fund Ltd and subsequently assigned to Ramius Navigation Master Fund Ltd, without regard to any limitations on exercises of the warrants, and (ii) 252,991 shares issuable upon exercise of Series A Warrants and 95,078 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010 originally issued to Ramius Enterprise Master Fund Ltd and subsequently assigned to Ramius Navigation Master Fund Ltd. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(12)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF, they may be deemed to have voting control and investment discretion over securities held by each of the Iroquois Funds. As a result of the foregoing, each of Iroquois Capital, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by each of the Iroquois Funds. The address for Iroquois Master Fund Ltd. is c/o Iroquois Capital, 641 Lexington Avenue, 26th Floor, New York, NY 10022.
(13)	This number of common shares includes 376,046 shares issuable upon exercise of the warrants issued in our private placement conducted on June 19, 2009, without regard to any limitations on exercises of the warrants.